As filed with the Securities and Exchange Commission on January 3, 2017.

Registration No. 333-208649

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New York Community Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6036	06-1377322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4100

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Joseph R. Ficalora

President and Chief Executive Officer

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

H. Rodgin Cohen, Esq.

Mark J. Menting, Esq.

Jared M. Fishman, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of the proposed sale of the securities to the public:

Not Applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of New York Community Bancorp, Inc., a Delaware corporation (“NYCB”) that were registered on the Registration Statement on Form S-4 (File No. 333-208649) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2015, as amended by Amendment No. 1 filed with the Commission on January 29, 2016, as further amended by Amendment No. 2 filed with the Commission on February 23, 2016, as further amended by Amendment No. 3 filed with the Commission on March 11, 2016, as further amended by Amendment No. 4 filed with the Commission on March 15, 2016, pertaining to the registration of an aggregate 104,833,319 shares of common stock, par value $0.01 per share, 135,000 shares of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”) and depositary shares representing a 1/40th interest in a share of Preferred Stock.

NYCB entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 28, 2015, by and among NYCB and Astoria Financial Corporation, a Delaware corporation (“Astoria”), pursuant to which Astoria would merge with and into NYCB, with NYCB surviving the merger, upon the terms and subject to the conditions set forth in the Merger Agreement. On December 20, 2016, as previously reported on a Current Report on Form 8-K filed by NYCB with the Commission, the boards of directors of NYCB and Astoria mutually agreed not to extend the Merger Agreement and to terminate the Merger Agreement as of January 1, 2017.

In connection with the termination of the Merger Agreement, NYCB has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, NYCB hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remain unsold at the termination of the offering, removes from registration any and all securities of NYCB registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York, on January 3, 2017.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Joseph R. Ficalora
	Name:	Joseph R. Ficalora
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.